Exhibit 10.46

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

      Agreement made this 28th day of April, 2004, by and between MARY WEST YOUNG, an individual residing at 2175 Wyndtree Lane, Malvern, Pennsylvania 19355 ("Young"), and USA TECHNOLOGIES, INC., a Pennsylvania corporation ("USA"), with a place of business at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355.

                                   BACKGROUND

      USA desires to engage Young and Young desires to be engaged by USA as Chief Financial Officer of USA. Because of, among other matters, the decreased value of the business of USA that will result if Young would compete with USA or use or divulge certain confidential information, Young has further agreed that she will be subject to certain restrictions during and after her being an employee of USA.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

      SECTION 1. EMPLOYMENT.

            (a) USA shall employ Young for a period commencing on the date hereof and continuing through April 30, 2005 (the "Employment Period"), and Young hereby accepts such employment. Commencing on and after May 17, 2004, Young shall be the Chief Financial Officer of USA. Unless terminated by either party hereto upon at least 30-days notice prior to end of the original Employment Period ending April 30, 2005, or prior to the end of any one year extension of the Employment Period, the Employment Period shall not be terminated and shall automatically continue in full force and effect for consecutive one year periods.

            (b) During the Employment Period, Young shall devote her full time, energy, skills, and attention to the business of USA, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage. During the Employment Period, Young shall perform and discharge well and faithfully such executive management duties for USA as shall be necessary and as otherwise may be directed by the President or Board of Directors of USA.

      SECTION 2. COMPENSATION AND BENEFITS

            (a) In consideration of her services rendered, USA shall pay to Young a base salary of $165,000 per year during the Employment Period, subject to any withholding required by law. Young's base salary may be increased from time to time in the discretion of the Board of Directors.

            (b) In addition to the base salary provided for in subparagraph (a), Young shall be eligible to receive such bonus or bonuses as the Board of Directors of USA may, in their discretion, pay to Young from time to time, in an amount per year of up to thirty-five percent (35%) of her annual base salary, based upon the performance of USA and/or Young.

            (c) Young shall be entitled to be reimbursed by USA for all reasonable expenses reasonably incurred by Young in connection with her employment duties hereunder. Such expenses shall include but not be limited to all reasonable business travel expenses such as tolls, gasoline and mileage. Young shall reasonably document all requests for expense reimbursements.


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

            (d) At the commencement of the Employment Period, USA shall deliver to Young a payroll check in the net amount of $30,000, already reduced for applicable withholding taxes such as FICA, medicare, and state tax (other than for federal income taxes). The funds shall be used by Young to subscribe for 200,000 shares of restricted Common Stock of USA ("Common Stock") at $.15 per share as part of the pending 2004-A private placement offering. As provided in the subscription agreement for the 2004-A offering, USA shall prepare and file (expected to be on or before June 30, 2004) a registration statement covering the resale of the shares under the Securities Act of 1933, as amended ("Act").

            (e) At the commencement of the Employment Period, USA shall issue to Young nonvested options to acquire up to 300,000 shares of Common Stock for an exercise price of $.30 per share. The vesting schedule of such options as well as all the other terms and conditions thereof are set forth in the Option Certificate evidencing such options which will be delivered to Young by USA at the commencement of the Employment Period. The form of such Option Certificate is attached hereto as Exhibit "A".

      Young acknowledges that such options are not incentive stock options as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended, or part of an employee stock purchase plan as defined in Section 423 thereunder. As a result, among other things, taxable income will be realized by Young at the time of the exercise of any such options.


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

      Young also acknowledges that neither the options nor the Common Stock underlying the options have been registered under the Act, or under any state securities laws, and neither the options nor the Common Stock underlying the options can be sold or transferred unless such options or Common Stock have been registered under the Act or such state securities laws, or unless USA has received an opinion of counsel that such registration is not required. Young understands that except as provided below, USA has not agreed to register the options or the underlying Common Stock under the Act or any state securities laws.

      USA shall at its sole cost and expense use its best efforts to register under the Act the Common Stock underlying the options for resale by Young for a period of two years from the date of vesting of such option.

      SECTION 3. TERMINATION. Notwithstanding anything else contained herein, USA may terminate the employment of Young at any time upon notice delivered to Young in the event that (i) Young commits any criminal or fraudulent act; or
(ii) Young breaches any term or condition of this Agreement; or (iii) Young willfully abandons her duties hereunder. Upon such termination neither party hereto shall have any further duties or obligations hereunder whatsoever; provided, however, that Young's obligations under Sections 5 and 6 hereof shall survive any such termination.


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

      SECTION 4. DEATH AND DISABILITY.

            (a) If Young shall die during the Employment Period, this Agreement shall terminate as of the date of such death and except for any base salary or bonuses accrued as of such date USA shall have no further duties or obligations hereunder whatsoever.

            (b) If USA determines in good faith that Young is incapacitated by accident, sickness or otherwise so as to render her mentally or physically incapable of performing the services required of her hereunder for an aggregate of ninety (90) consecutive days, upon the expiration of such period or at any time thereafter, by action of USA, Young's employment hereunder may be terminated immediately, upon giving her notice to that effect, and upon such termination except for any base salary or bonuses accrued as of such date neither party hereto shall have any further duties or obligations hereunder; provided, however, that Young's obligations under Sections 5 and 6 hereof shall survive any such termination. USA shall be entitled to rely upon the advice and opinion of any physician of its choosing in making any determination with respect to any such disability.

      SECTION 5. BUSINESS SECRETS.

            (a) Except in connection with her duties hereunder, Young shall not, directly or indirectly, at any time from and after the date hereof, and whether or not the Employment Period has terminated, or whether or not Young's employment has terminated for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm or corporation, any trade or business secret, customer or supplier information, documents, know-how, data, marketing information, method or means, or any other confidential (i.e. not already otherwise disseminated to or available to the public) information concerning the business or policies of USA, that Young learned as a result of, in connection with, through her employment with, or through her affiliation with USA, whether or not pursuant to this Agreement.


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

            (b) From and after the date hereof, except in connection with her duties hereunder, and for a one (1) year period following the termination of the Employment Period, or for a one (1) year period following the termination of Young's employment hereunder if earlier, Young shall not solicit, or divert business from, or serve, or sell to, any customer or account of USA of which Young is or becomes aware, or with which Young has had personal contact as a result of, in connection with, through her employment with, or through her affiliation with USA, whether or not pursuant to this Agreement.

            (c) All documents, data, know-how, designs, inventions, names, marketing information, method or means, materials, software programs, hardware, configurations, information, data processing reports, lists and sales analyses, price lists or information, or any other materials or data of any kind furnished to Young by USA, or developed by Young on behalf of USA or at USA's direction or for USA's use, or otherwise devised, developed, created, or invented in connection with Young's employment hereunder or her affiliation with USA, are and shall remain the sole and exclusive property of USA, and Young shall have no right or interest whatsoever thereto, including but not limited to any copyright or patent interest whatsoever. If USA requests the return of any such items (including all copies) at any time whatsoever, Young shall immediately deliver the same to USA.


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

      SECTION 6. RESTRICTIVE COVENANT. From and after the date hereof, and for a one (1) year period following the termination of the Employment Period, or for a one (1) year period following the termination of Young's employment hereunder if earlier, Young shall be prohibited from competing in the United States with the business of USA as presently or as hereinafter conducted, including but not limited to the ownership and licensing of credit card activated control systems in the vending, copying, debit card, or personal computer industries. For the purposes hereof, the term "competing" shall mean acting, directly or indirectly, as a partner, principal, stockholder, joint venturer, associate, independent contractor, creditor of, consultant, trustee, lessor to, sublessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this Section.

      SECTION 7. REMEDIES. Young acknowledges that any breach by her of the obligations set forth in Sections 5 or 6 hereof would substantially and materially impair and irreparably harm USA's business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, Young agrees that in the event of any breach or any threatened breach by Young of any of the provisions of Section 5 or 6 hereof, USA shall be entitled in addition to monetary damages or other remedies, to equitable relief, including injunctive relief, and to the payment by Young of all costs and expenses incurred by USA in enforcing the provisions thereof, including attorneys' fees. The remedies granted to USA in this Agreement are cumulative and are in addition to remedies otherwise available to USA at law or in equity.


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

      SECTION 8. WAIVER OF BREACH. The waiver by USA of a breach of any provision of this Agreement by Young shall not operate or be construed as a waiver of any other or subsequent breach by Young of such or any other provision.

      SECTION 9. NOTICES. All notices required or permitted hereunder shall be in writing and shall be sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

                  To USA:

                           USA Technologies, Inc.
                           100 Deerfield Lane, Suite 140
                           Malvern, Pennsylvania 19355
                           Attn:  George R. Jensen, Jr., Chairman

                  To Young:

                           Ms. Mary West Young
                           2175 Wyndtree Lane
                           Malvern, Pennsylvania 19355

or to such other address as either of them may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the second day next succeeding the date of mailing.


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

      SECTION 10. SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law.

      SECTION 11. GOVERNING LAW. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws rules.

      SECTION 12. BINDING EFFECT AND ASSIGNABILITY. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their personal representatives, heirs, successors and assigns. This Agreement, or any part thereof, may not be assigned by Young.


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

      SECTION 13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and except as provided herein there are no other agreements between the parties relating to the subject matter hereof. This Agreement may only be modified by an agreement in writing executed by both USA and Young.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        USA TECHNOLOGIES, INC.


                                       By: /s/ George R. Jensen
                                           -------------------------------------
                                           George R. Jensen, Jr., Chairman
                                           and Chief Executive Officer


                                           /s/ Mary West Young
                                           -------------------------------------
                                           MARY WEST YOUNG


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